Exhibit 10.1

DATED _9__ August 2018

Ligand Holdings UK Ltd.

-and-

Vernalis plc

_______________________________________
CO-OPERATION AGREEMENT
_______________________________________

/
TABLE OF CONTENTS
1.DEFINITIONS AND INTERPRETATION    3
2.ANNOUNCEMENT    8
3.CONDITIONS    8
4.REGULATORY APPROVALS    8
5.SCHEME DOCUMENT    9
6.IMPLEMENTATION OF THE ACQUISITION AND SWITCHING    10
7.TARGET SHARE PLANS    10
8.DIRECTORS’ AND OFFICERS’ INSURANCE    11
9.THE CODE    11
10.TERMINATION    11
11.REPRESENTATION AND WARRANTIES    12
12.NOTICES    13
13.REMEDIES AND WAIVERS    14
14.ASSIGNMENT    14
15.INVALIDITY    15
16.VARIATION    15
17.NO PARTNERSHIP    15
18.ENTIRE AGREEMENT    15
19.COUNTERPARTS    16
20.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999    16
21.FURTHER ASSURANCE    16
22.COSTS AND EXPENSES    16
23.GOVERNING LAW AND JURISDICTION    16
SCHEDULE 1 ANNOUNCEMENT18
SCHEDULE 219
1.DEFINITIONS    19
2.OUTSTANDING OPTIONS    19
3.THE 2012 VALUE BUILDER PLAN AND THE 2007 BONUS LONG-TERM INCENTIVE PLAN    20
4.THE 2015 SHARESAVE PLAN    20
5.US EMPLOYEES    20
6.ANNUAL BONUS ARRANGEMENTS    20
7.GENERAL OBLIGATIONS    21
8.RULE 15 LETTERS    21

THIS AGREEMENT (this “Agreement”) is made on __ August 2018
BETWEEN:

1.	Ligand Holdings UK Ltd., a company incorporated in England and Wales with registered number 11502024 and whose registered office is at One Fetter Lane, London, EC4A 1BR (“Offeror”); and

2.
Vernalis plc, a company incorporated in England and Wales with registered number 02304992 and whose registered office is a 100 Berkshire Place, Wharfedale Road Winnersh, Wokingham, Berkshire, RG41 5RD (“Target”),

together referred to as the “Parties” and each as a “Party” to this Agreement.
WHEREAS:

A.
Offeror proposes to announce an intention to make a recommended offer for the entire issued and to be issued share capital of Target (the “Acquisition”) on the terms and subject to the conditions set out in the Announcement.

B.
It is intended that the Acquisition will be implemented by way of a scheme of arrangement of Target pursuant to Part 26 of the Act (the “Scheme”), but Offeror reserves the right to elect to implement the Acquisition by way of a takeover offer on the terms of this Agreement (the “Offer”).

C.
The Parties have agreed to take certain steps to effect the completion of the Acquisition and wish to enter into this Agreement to record their respective rights and obligations relating to such matters.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following terms and expressions shall have the following meanings:
“Acceptance Condition” means the acceptance condition to the Offer;
“Acquisition” has the meaning given to it in Recital (A);
“Act” means the UK Companies Act 2006, as amended;
“Announcement” means the announcement in the agreed form set out in Schedule 1;
“Break Fee Agreement” means the break fee agreement dated the date hereof between Offeror and Target entered into in connection with the Acquisition;
“Business Day” means a day (other than Saturdays, Sundays and public holidays) on which banks are open for business in the United Kingdom;
“Code” means the City Code on Takeovers and Mergers;
“Competing Proposal” means:

(a)
an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business combination (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued or to be issued ordinary share capital of Target (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing “control” (as defined in the Code) of Target;

(b)
the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 30 per cent. or more) of the business, assets and/or undertakings of the Target Group calculated by reference to any of its revenue, profits or value taken as a whole;

(c)
a demerger, any material reorganisation and/or liquidation involving all or a significant portion (being 30 per cent. or more) of Target Group calculated by reference to any of its revenue, profits or value taken as a whole; or

(d)	any other transaction which would be alternative to, or inconsistent with, or would be reasonably likely materially to preclude, impede or delay or prejudice the implementation of the Acquisition, in each case which is not effected by Offeror (or a person acting in concert with Offeror) or at Offeror’s direction, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;
“Conditions” means the conditions to the Acquisition set out in Appendix 1 to the Announcement, together with any Conditions which are agreed in writing by Offeror and Target, subject to any modifications that may be required if Offeror elects to implement the Acquisition by way an Offer;
“Court” means the High Court of Justice in England and Wales;
“Court Meeting” means the meeting of the holders of Target Shares in issue on the date of the Scheme Document or issued after the date of despatch of the Scheme Document but prior to the Voting Record Time (excluding any Target Shares held beneficially by any member of the Offeror Group or held in treasury) (and any adjournment thereof) to be convened pursuant to section 896 of the Act for the purpose of considering, and, if thought fit, approving (with or without modification), the Scheme, and any adjournment, postponement or reconvention thereof;
“Effective Date” means:

(a)	if the Acquisition is implemented by way of the Scheme, the date on which the Scheme becomes effective in accordance with its terms; or

(b)	if the Acquisition is implemented by way of an Offer, the date on which the Offer is declared or becomes unconditional in all respects in accordance with its terms and the requirements of the Code;
and “Effective” shall be construed accordingly;
“Listing Rules” means the listing rules made by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000, referred to in section 73A(2) of the same, and contained in the Financial Conduct Authority’s publication of the same name;
“Long Stop Date” means 31 December 2018 or such later date (if any) as the Parties may, with the consent of the Panel and (if required) the approval of the Court, agree;
“Non-Disclosure Agreement” means the non-disclosure agreement dated 27 April 2018 between Offeror and Target entered into in connection with the Acquisition;
“Offer” means, in the event of a Switch, a takeover offer (within the meaning of Section 974 of the Act) to implement the Acquisition, including any subsequent revision, amendment, variation, extension or renewal;
“Offer Document” means an offer document to be published by or on behalf of Offeror in connection with any Offer, including any revised offer document;
“Offeror Group” means Offeror and its subsidiaries and subsidiary undertakings from time to time and “member of the Offeror Group” shall be construed accordingly;
“Offeror Parent” means Ligand Pharmaceutics Incorporated;
“Offeror Parent Shares” means common stock of $0.001 each in the capital of Offeror Parent;
“Panel” means the UK Panel on Takeovers and Mergers;
“Regulatory Approval” means all consents, approvals, clearances, permissions, waivers and/or filings that are needed or are advisable to be obtained and waiting periods that may need to have expired, from or under any of the laws, regulations or practices applied by any Regulatory Authority in connection with the implementation of the Acquisition;
“Regulatory Authority” means any central bank, ministry, governmental, quasigovernmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction, in each case in any jurisdiction, including the European Commission but excluding the Panel;
“Regulatory Information Service” means a regulatory information service as defined in Appendix 1 of the Listing Rules;
“Rule” means a rule of the Code unless the context requires otherwise;
“Scheme” has the meaning given to it in Recital (B);
“Scheme Document” means the circular addressed to Target Shareholders published by or on behalf of Target in connection with the Scheme and containing, inter alia, the details of the Acquisition and notices convening the Court Meeting and Target General Meeting, including any revised or supplementary scheme document;
“Switch” has the meaning given to it in Clause 6.1;
“Target Directors” means the directors of Target;
“Target General Meeting” means the general meeting of the shareholders of Target (and any adjournment thereof) to be convened in connection with the Scheme for the purpose of considering, and, if thought fit, approving, the shareholder resolutions necessary to enable Target to implement the Acquisition;
“Target Group” means Target and its subsidiaries and subsidiary undertakings from time to time and “member of the Target Group” shall be construed accordingly;
“Target Share” means an ordinary share of 1 pence each in the capital of Target;
“Target Shareholder” means a registered holder of Target Shares;
“Target Share Plans” means the 2012 Value Builder Plan, the 2015 Sharesave Plan, the 2007 Bonus Long Term Incentive Plan and the 2016 Executive Incentive Plan; and
“Voting Record Time” means the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 pm on the day which is two days before the date of the Court Meeting or if the Court Meeting is adjourned, 6.00 pm on the day which is two days before such adjourned meeting.

1.2	In this Agreement, except where the context requires otherwise:

(a)	terms and expressions used but not expressly defined in this Agreement shall have the meanings given in the Announcement;

(b)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Act;

(c)	the expression “offer” shall have the meaning given in the Code and the expression “takeover offer” shall have the meaning given in section 974 of the Act;

(d)	the expression “acting in concert” shall have the meaning given in the Code;

(e)	a reference to a Recital, Clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, Schedule (as the case may be) of or to this Agreement;

(f)	words in the singular shall include the plural and vice versa;

(g)	references to one gender include other genders;

(h)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

(i)	references to documents “in the agreed form” or any similar expression shall be to documents agreed between Offeror and Target, annexed to this Agreement;

(j)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(k)	references to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(l)	references to “writing” shall include any modes of reproducing words in any legible form and shall include email except where otherwise expressly stated;

(m)
references to a “person” shall be construed so as to include a reference to an individual, an individual’s executors or administrators, a partnership, a firm, a body corporate, an unincorporated association, government, state or agency of a state, local or municipal authority or governmental body, a joint venture or association (whether or not having separate legal personality);

(n)	references to “£”, “pounds sterling” and “pence” are to the lawful currency of England;

(o)
a reference to an enactment or statutory provision shall be construed as a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(p)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(q)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(r)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.	ANNOUNCEMENT

2.1
The obligations of the Parties under this Agreement (other than Clause 1, this Clause 2 and Clauses 12 to 23 inclusive) shall be conditional on the release of the Announcement via a Regulatory Information Service on the date of this Agreement, or such other time and date as the Parties may agree (and, where required by the Code, approved by the Panel).

2.2
The terms of the Acquisition shall be as set out in the Announcement and as may otherwise be agreed by the Parties in writing and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of posting of the Scheme Document shall be set out in the Scheme Document. In the event that Offeror elects to implement the Acquisition by way of an Offer in accordance with Clause 6, the terms of the Acquisition shall be set out in the Offer Document.

3.	CONDITIONS

3.1
Offeror undertakes to Target to co-operate with Target and its professional advisers to take all such steps as are reasonably necessary to implement the Acquisition in substantially the form contemplated by the Announcement.

3.2	Offeror confirms that it is not aware of any circumstances which would mean that any of the Conditions cannot be satisfied.

4.	REGULATORY APPROVALS

4.1	Offeror and Target agree to make all filings and to supply all information necessary in order to obtain the consents and Regulatory Approvals as soon as reasonably practicable.

4.2	Offeror undertakes to Target, and Target undertakes to Offeror, to:

(a)
promptly make notifications to or filings in respect of any Regulatory Approvals with any relevant Regulatory Authority in respect of the Acquisition. For the avoidance of doubt, Offeror confirms that no Regulatory Approval constitutes a condition to the implementation of the Acquisition;

(b)
if and to the extent permitted by applicable law and the requirements of any relevant Regulatory Authority, promptly notify the other Party of any communication (whether written or oral) from any Regulatory Authority;

(c)
if and to the extent permitted by applicable law and the requirements of any relevant Regulatory Authority, and where practicable, give the other Party reasonable notice of and reasonable opportunity to participate in all meetings and telephone calls with that Regulatory Authority;

(d)
if and to the extent permitted by applicable law and to the extent possible, provide the other Party with drafts of all written communications intended to be sent to any Regulatory Authority sufficiently in advance of their submission to allow the other Party a reasonable opportunity to comment on them and provide the other Party with final copies of all such communications;

(e)
if and to the extent permitted by applicable law and the requirements of any Regulatory Authority, keep the other Party informed of any developments which are material to the obtaining of the Regulatory Approvals, and

(f)
promptly provide such assistance to the other Party, as the other Party may reasonably require for the purposes of obtaining any Regulatory Approvals and making submissions, filings or notifications to any Regulatory Authority, provided that in respect of any information, the circulation of which would adversely affect Offeror’s or Target’s legitimate business interests, this Clause 4.2 shall only require the disclosing party to provide, or procure the provision of, non-confidential versions of such information to the other Party and in respect of any competitively sensitive information, such information shall be exchanged on an outside counsel basis only or pursuant to an appropriately established clean team arrangement, and provided further that a Party shall not be required to provide to the other Party any confidential personal information required by any Regulatory Authority.

4.3	No Party shall, without the prior written consent of the other Party, elect to make a filing to a Regulatory Authority unless strictly required to do so by applicable law and/or regulation.

5.	SCHEME DOCUMENT

5.1
Offeror agrees to provide promptly to Target (i) all such information about itself, its directors and the Offeror Group (including any information required under applicable law or the Code regarding the intentions of Offeror) as may be reasonably requested and which is required for the purposes of inclusion in the Scheme Document and (ii) all other assistance which may reasonably be required in connection with the preparation and verification of the Scheme Document and any other document required by applicable law or under the Code to be published in connection with the Scheme, in each case to the standard that is required for Target to meet its legal and regulatory obligations in relation to the preparation of the Scheme Document, including access to, and ensuring that reasonable assistance is provided by, its professional advisers.

5.2
Offeror shall procure that its directors accept responsibility, in the terms required by the Code, for all of the information in the Scheme Document (and any other document required by applicable law or under the Code to be published in connection with the Scheme) relating to themselves (and members of their immediate families, related trusts and persons connected with them), the Offeror Group, the financing of the Acquisition, any statements of the opinion, belief or expectation of the directors of Offeror in relation to the Acquisition or the enlarged group of Offeror following the Effective Date and any other information in the Scheme Document for which they are required to accept responsibility under the Code.

5.3
Offeror agrees that if any supplemental circular or document is reasonably required to be published in connection with the Scheme or, subject to the prior written consent of Offeror, any variation or amendment to the Scheme, it shall promptly provide such co-operation and information necessary to comply with all regulatory provisions as Target may request in order to finalise such document.

6.	IMPLEMENTATION OF THE ACQUISITION AND SWITCHING

6.1
Offeror shall be entitled, with the consent of the Panel, to implement the Acquisition by way of an Offer rather than the Scheme on substantially the same terms as the Scheme (with appropriate amendments) (a “Switch”) if:

(a)	Target provides its prior written consent at any time; or

(b)	a Competing Proposal is announced of a possible offer or firm intention to make an offer for the entire issued and to be issued share capital of Target; or

(c)	the board of Target withdraws or modifies its unanimous recommendation of (or intention to recommend) the Acquisition.

6.2	In the event of a Switch, the Parties agree that:

(a)
the Acceptance Condition shall be set at 90 per cent. of Target Shares (or such other percentage as the Offeror may elect after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent. of Target Shares);

(b)
Offeror shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document, and Offeror shall ensure that the Offer remains open for acceptances until such time;

(c)
Offeror shall ensure that the conditions of the Offer shall be the Conditions (subject to replacing the condition set out paragraph 1 of Part A of Appendix 1 of the Announcement with the Acceptance Condition referred to in Clause 6.2(a)) unless the Parties agree otherwise in writing or with any modifications or amendments to such Conditions as may be required by the Panel or which are necessary as a result of the Switch; and

(d)
Offeror shall keep Target informed, on a confidential basis and within two Business Days following receipt of a written request from Target, of the number of holders of Target Shares that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders.

7.	TARGET SHARE PLANS

7.1	The Parties agree that the provisions of Schedule 2 in respect of the proposals under Rule 15 of the Code relating to Target Share Plans and the other matters with which it deals shall apply.

7.2
The Parties agree that if the Acquisition is implemented by way of the Scheme, the timetable for its implementation shall be fixed so as to enable options and awards under the relevant Target Share Plans which provide for exercise and/or vesting upon the sanction of the Scheme by the Court to be exercised or vest in sufficient time to enable the resulting Target Shares to be bound by the Scheme on the same terms as Target Shares held by Target Shareholders.

8.	DIRECTORS’ AND OFFICERS’ INSURANCE
Offeror acknowledges that Target may purchase directors’ and officers’ liability insurance cover for both current and former directors and officers of the Target Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, at least as much as that provided under the Target Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

9.	THE CODE

9.1
Nothing in this Agreement shall in any way limit the Parties’ obligations under the Code and any other applicable law, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over the terms of this Agreement.

9.2	Nothing in this Agreement shall oblige:

(a)	Target to take any action which the Panel determines would not be permitted by the Code; or

(b)	Target or Target Directors to recommend an Offer or a Scheme proposed by Offeror or any member of the Offeror Group.

10.	TERMINATION

10.1	This Agreement shall be effective from the date hereof until the earlier of (i) the termination of this Agreement pursuant to its terms, and (ii) the Effective Date.

10.2
Without prejudice to the rights of any Party that may have arisen prior to termination and, except where expressly stated to the contrary, the rights and obligations of the Parties under this Agreement shall cease forthwith:

(a)
if the Scheme (or the Offer, as the case may be) is withdrawn or lapses in accordance with its terms prior to the Long Stop Date and, where required, with the consent of the Panel (other than where (i) such lapse or withdrawal is as a result of the exercise of Offeror’s right to effect a Switch or (ii) it is otherwise to be followed within five Business Days by an announcement under Rule 2.7 of the Code made by Offeror or a person acting in concert with Offeror to implement the Acquisition by a different offer or scheme of arrangement on substantially the same or improved terms);

(b)	if the board of directors of Target withdraws or adversely modifies its recommendation of the Acquisition;

(c)	if a Competing Proposal completes, becomes effective or is declared or becomes unconditional in all respects;

(d)
if the Scheme Document does not include a unanimous and unconditional recommendation from the board of Target that Target Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and Target General Meeting;

(e)
upon service of written notice by either Party to the other, if the Effective Date has not occurred by the Long Stop Date, provided that the right to terminate the Agreement under this Clause 10.2(e) shall not be available to any Party whose failure to fulfil any of its obligations, or whose breach of any of its warranties, under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur by the Long Stop Date;

(f)	if the Acquisition (whether implemented by way of Scheme or an Offer) lapses, terminates or is withdrawn in accordance with the Code (and with the consent of the Panel, if required);

(g)
if the Scheme is not approved by the requisite majority of Target Shareholders at the Court Meeting or the relevant resolutions are not passed by the requisite majority of Target Shareholders at the Target General Meeting and, within two Business Days of a request from Offeror, Target fails to give its consent to implement the Acquisition by way of an Offer rather than the Scheme; or

(h)	if agreed in writing between the Parties.

10.3	Clauses 12 to 23 inclusive shall survive termination of this Agreement.

11.	REPRESENTATION AND WARRANTIES

11.1	Each Party represents and warrants to the other on the date of this Agreement that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement constitutes its binding obligations in accordance with its terms; and

(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

11.2	Offeror represents to Target on the date of this Agreement that no Offeror Parent shareholder resolution is required to implement the Acquisition.

12.	NOTICES

12.1	A notice under this Agreement shall only be effective if it is in writing.

12.2
Notices under this Agreement shall be sent to a Party by hand delivery or reputable international courier to its physical address or by facsimile number or email address respectively, and shall be marked for the attention of the individual set out below:

(a)	in the case of Offeror:
Attention:         Charles Berkman
Address:         3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA                 92130
Email address:     CBerkman@ligand.com
With a copy to (but such copy shall not constitute notice):
Attention:         Richard Butterwick
Address:         Latham & Watkins, 99 Bishopsgate, London, EC2M 3XF
Email address:     richardbutterwick@lw.com

(b)	in the case of Target:
Attention:         Company Secretary

Address:	100 Berkshire Place, Wharfedale Road, Winnersh, Berkshire RG41 5RD
Email address:     companysecretary@Vernalis.com
With a copy to (but such copy shall not constitute notice):
Attention:         Paul Claydon
Address:         Covington & Burling LLP, 265 Strand, London WC2R 1BH
Email address:     pclaydon@cov.com

12.3
A Party may change its notice details on giving notice to the other Party of the change in accordance with Clauses 12.1 and 12.2. That notice shall only be effective on the date falling one Business Day after the notification has been received or such later date as may be specified in the notice.

12.4	A notice given under this Clause 12 shall conclusively be deemed to have been received:

(a)	if delivered by hand, on delivery;

(b)	if sent by reputable international courier, on signature of a delivery receipt; or

(c)	if sent by email, when sent.

12.5
Any notice given under this Agreement outside the period between 9:00 a.m. and 5:00 p.m. on a Business Day (“Working Hours”) shall be deemed not to have been given until the start of the next period of Working Hours.

12.6
Each Party shall, where it sends a notice by facsimile or email to the other Party, within two Business Days send a hard copy of the relevant notice via hand delivery or reputable international courier to the physical address of the other Party.

12.7
The provisions of this Clause 12 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual.

13.	REMEDIES AND WAIVERS

13.1	No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement will affect that right, power or remedy or operate as a waiver of it.

13.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement will not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

13.4
Without prejudice to any other rights and remedies which either Party may have, each Party acknowledges and agrees that the other Party may be materially harmed by a breach of any of the provisions of this Agreement and that damages alone may not be an adequate remedy for any such breach. Accordingly, the undertaking party acknowledges that the other Party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies, for any threatened or actual breach of any such provision of this Agreement and no proof or special damages shall be necessary for the enforcement by either Party of the rights under this Agreement.

14.	ASSIGNMENT
No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement (or any part of it) or sub-contract or delegate in any manner whatsoever its performance under this Agreement without the prior written consent of the other Party.

15.	INVALIDITY

15.1
The Parties agree that, if the Panel determines that any provision of this Agreement that requires Target to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

15.2
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, but would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable, but the enforceability of the remainder of this Agreement shall not be affected.

16.	VARIATION
No variation to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement, however effected.

17.	NO PARTNERSHIP
Nothing in this Agreement or in any document referred to in it, or any action taken by the Parties under it, shall constitute any of the Parties a partner of any other.

18.	ENTIRE AGREEMENT

18.1
Save for the Non-Disclosure Agreement and the Break Fee Agreement, this Agreement constitutes the whole and only agreement between the Parties relating to the Acquisition and supersedes any previous agreement, whether written or oral, between the Parties in relation to the Acquisition.

18.2
The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Non-Disclosure Agreement or the Break Fee Agreement which shall remain in full force and effect notwithstanding the execution of this Agreement.

18.3
Except in the case of fraud, each Party acknowledges that it is entering into this Agreement in reliance upon only this Agreement and that it is not relying upon any pre-contractual statement that is not set out in this Agreement.

18.4
Except in the case of fraud, no Party shall have any right of action against the other Party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

18.5
For the purposes of this Clause 18, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement.

19.	COUNTERPARTS

19.1
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one instrument.

19.2
Delivery of an executed counterpart signature page of this Agreement by email (pdf) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page on the final text of this Agreement, such counterpart signature page shall take effect with such final text as a complete authorised counterpart.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

21.	FURTHER ASSURANCE
Each Party shall, at its own cost, use reasonable endeavours to do, or procure the doing, of all acts and the execution and performance of all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

22.	COSTS AND EXPENSES
Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

23.	GOVERNING LAW AND JURISDICTION

23.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

23.2
Each Party irrevocably agrees that the courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

23.3
Each Party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

EXECUTED by /s/ Matthew Korenberg acting for and on behalf of Ligand Holdings UK Ltd.	) ) ) ) ) )
EXECUTED by /s/ David Mackney acting for and on behalf of Vernalis plc	) ) ) ) ) )

SCHEDULE 1

ANNOUNCEMENT

SCHEDULE 2
TARGET SHARE PLANS AND EMPLOYEES
Target and Offeror agree that the following arrangements will, where appropriate, subject to the Scheme (or, in the event of a Switch, the Offer) becoming Effective, apply to the Target Share Plans and certain other employment incentive arrangements.

1.	DEFINITIONS

1.1	For the purposes of this Schedule 2, the following words shall have the following meanings:

“Bonus LTIP Plan”	means the 2007 Bonus Long-term Incentive Plan;

“Bonus LTIP Options”	means the outstanding matching awards and the bonus awards under the Bonus LTIP Plan;
“EIP”                        means the 2016 Executive Incentive Plan;

“EIP Options”	means the outstanding share options under the EIP;

Sanction Date”	means the date on which the Scheme is sanctioned by the Court under section 899 of the Act;

“Sharesave”	means the 2015 Sharesave Plan;

“Sharesave Options”	means the outstanding options under the Sharesave with an exercise price of £0.572 and £0.308 for the 2015 and 2016 grants, respectively;

“VBP”	means the 2012 Value Builder Plan; and

“VBP Options”	means the outstanding share options under the VBP.

1.2	Capitalized words and terms used but not defined in this Schedule 2 shall have the meaning given to them in the Agreement.

2.	OUTSTANDING OPTIONS
Target confirms that the following options are outstanding under the Target Share Plans as at the date of this Agreement:

(a)	VBP Options over 7,497,846 Target Shares, of which 2,239,447 are vested;

(b)	Bonus LTIP Options comprising bonus awards over 245,652 Target Shares, of which 212,209 are vested;

(c)	Bonus LTIP Options comprising matching awards over 145,231 Target Shares, of which 78,345 are vested;

(d)
EIP Options and VBP Options over a total of 414,963 Target Shares are currently held by two US employees of Target (see paragraph 5 below). The VBP Options held by such US employees are not included in the VBP Options number in paragraph 2(a), above; and

(e)	Sharesave Options over 1,244,790 Target Shares.

3.	THE 2012 VALUE BUILDER PLAN AND THE 2007 BONUS LONG-TERM INCENTIVE PLAN

3.1
The Target and Offeror agree that (i) unvested VBP Options comprise VBP Options over a total of 5,258,399 Target Shares; and (ii) unvested Bonus LTIP Options comprise Bonus LTIP Options over a total of 100,329 Target Shares (comprising 33,443 bonus awards and 66,886 matching awards), and Offeror shall (rather than allow such options to lapse in accordance with their terms) make a proposal to participants for such options to be exchanged on the Sanction Date for equivalent options over Offeror Parent Shares.

3.2
The Target and Offeror agree that vested VBP Options and vested Bonus LTIP Options will be cancelled in exchange for a cash payment equal to the Offer price minus the exercise price of the relevant option, such cancellation to be effective from the Sanction Date.

4.	THE 2015 SHARESAVE PLAN
The Target and Offeror agree that the Sharesave Options will lapse one month following the Sanction Date and participants in the Sharesave will be able to withdraw their accumulated savings in full.

5.	US EMPLOYEES
The Offeror acknowledges that the Target exercised its discretion to pro-rata time-vest EIP Options and VBP Options held by Target Group US employees that were not subject to performance conditions as at the termination date for each relevant Target Group US employee, with all EIP Options and VBP Options held by such employees that are subject to performance conditions lapsing on that termination date. The Offeror further acknowledges that two Target Group US employees remain with a termination date of 30 September 2018 and who have VBP Options and/or EIP Options over a total of 414,963 Target Shares which will be cashed-out on 30 September 2018, and the remaining VBP and/or EIP Options held by those employees subject to performance conditions will lapse on 30 September 2018.

6.	ANNUAL BONUS ARRANGEMENTS

6.1
The Offeror acknowledges that the Target Group operates annual bonus arrangements, commission schemes and retention arrangements for employees of the Target Group. Target shall continue to operate these arrangements in line with past practice, including as to levels of payment, until the Effective Date in accordance with normal practice and in a manner consistent with historic practice.

6.2
Offeror acknowledges that Target’s current bonus year runs from 1 July 2018 to 30 June 2019 and that as at the date of this Agreement no performance criteria have been set for the current bonus year 2018 to 2019 (“Current Bonus Year”).

6.3
Save as otherwise disclosed to Offeror, Target does not operate any other bonuses (including transaction bonuses in connection with the Acquisition) other than the bonuses for: (a) the 2017/18 bonus year which will be paid in the August payroll; and (b) the Current Bonus Year. Offeror acknowledges that Target has budgeted £438,477 (including employer’s national insurance contributions) for the Current Bonus Year bonus. Each payment for the Current Bonus Year bonus payable pursuant to (b) is conditional only on: (i) the employee's satisfactory performance to the relevant payment date; (ii) the employee not having resigned prior to the date of payment; and (iii) the employee not having been dismissed “for cause” or other serious misconduct (or not being under notice of termination “for cause” or other serious misconduct from the relevant employing entity in the Target Group) before the date of payment.

7.	GENERAL OBLIGATIONS
Vesting, exercise, cash cancellation and settlement under the Target Share Plans as described herein will be subject to the usual deductions for income taxes and national insurance and similar social security deductions or contributions, save that the Bonus LTIP Options will also be subject to the agreed deduction for employer’s National Insurance contributions.

8.	RULE 15 LETTERS
Target will prepare, in a form to be agreed between Target and Offeror, communications to each of the participants in the Target Share Plans to enable Offeror to satisfy its obligations under Rule 15 of the Code and to send, or arrange for the sending of, such communications to the participants at the appropriate time, as agreed between the parties.